Exhibit 99.01

NRG Energy, Inc. 1995 Annual Report to Shareholders

Management's Discussion and Analysis
NRG Energy, Inc. and Subsidiaries

General

NRG is one of the leading participants in the independent (i.e., non-utility) power generation industry. Established in 1989 and wholly-owned by Northern States Power Company (NSP), NRG is principally engaged in the acquisition, development and operation of, and ownership of interests in, independent power production and cogeneration facilities, thermal energy production and transmission facilities and resource recovery facilities. The power generation facilities in which NRG has interests have total design capacity of 3,282 megawatts (MW), of which NRG has operational responsibility for 1,809 MW and net ownership or leasehold interests in 1,001 MW. In addition, NRG has substantial interests in district heating and cooling systems and steam generation and transmission operations with total thermal energy generation capacity of 3,100 million British thermal units (mmbtus) per hour (911 megawatts thermal-equivalent (Mwt)), resource recovery operations, and coal mines with estimated reserves of approximately 789 million metric tons of lignite (brown coal) in Germany.

NRG has interests in 15 power generation facilities worldwide. Of these facilities, six are located in the United States (62 MW net ownership), four are located in Germany (267 MW net ownership and leasehold interests, of which 100 MW currently is under construction) and one is located in each of Australia (630 MW net ownership), Czech Republic (5 MW net ownership), Colombia (10 MW net ownership), Jamaica (7 MW net ownership) and Honduras (6 MW net ownership). Five of NRG's domestic power generation facilities (in which NRG has net ownership of approximately 33
MW) currently are not in operation, pending negotiation of new power purchase agreements or the sale of such facilities, as a result of buy-outs of their power purchase agreements (or a standstill agreement pending a buy-out) executed with a power purchaser. Through its wholly-owned subsidiary NEO Corporation, NRG also has interest in 16 small hydroelectric and landfill gas-fired power generation facilities located in the United States with total design capacity of 31 MW, of which NRG has net ownership of 14 MW. NRG owns interests in three district heating and cooling systems, located in Minneapolis, San Francisco and Pittsburgh, that provide steam for heating and chilled water for cooling. NRG also owns or operates two steam transmission facilities and two resource recovery facilities, all located in Minnesota.

NRG intends to continue its record of growth through a combination of acquisitions and greenfield development of power generation and thermal energy production and transmission facilities and related assets in the United States and abroad. In the United States, NRG's near term focus will be on the acquisition of existing power generation capacity and thermal energy production and transmission facilities, particularly in situations in which its expertise can be applied to improve the operating and financial performance of the facilities. In addition, to the extent that the replacement of aging power generating capacity or growth in demand creates the need for new power generation facilities in the United States, NRG intends to pursue opportunities to participate in the development of such facilities. In the international market, NRG plans to continue to capitalize on opportunities created by the privatization of existing government-owned power generating capacity. In addition, due to the significant existing requirement for new power generating capacity in the international market, NRG intends to engage in the development of international greenfield projects.

NRG accounts for investments where ownership is 50% or less, and where there is no effective and legal control, using the equity method of accounting. Under the equity method, NRG's investment in an entity is recorded at cost and is adjusted to recognize NRG's proportionate share of all earnings or losses of the entity. Distributions received reduce the carrying amount of NRG's investment in the entity. In the income statement, NRG records its proportionate share of net income or losses attributable to project investments as equity in earnings of unconsolidated affiliates.

The costs of developing a project are expensed until the project meets the major milestones of (1) a signed power purchase agreement or the equivalent and (2) approval by the Board of Directors of NRG. At December 31, 1995, $4.2 million was recorded as capitalized project costs related to projects remaining in development.

NRG's operating revenues from wholly-owned operations have been derived primarily from the production and transmission of thermal energy (steam and chilled water) and from the operation of resource recovery facilities that process municipal solid waste into refuse-derived fuel. Operating revenues from wholly-owned operations also include fees earned in providing management and engineering services to a number of operating entities. In addition, operating revenues include equity in earnings of unconsolidated affiliates accounted for under the equity method.

Results of operations

For the year ended December 31, 1995, NRG had net income of $31.2 million on operating revenues of $87.8 million, compared to net income of $29.5 million on operating revenues of $91.1 million in 1994.

NRG's operating revenues from wholly-owned operations for the year ended December 31, 1995 were $64.2 million, essentially unchanged from $64.0 million in the prior year. Revenues from wholly-owned operations consist primarily of revenue from district heating and cooling (38%), resource recovery activities (36%), and other thermal projects (23%).

Equity in earnings of unconsolidated affiliates was $23.6 million, a decrease of $3.5 million or 13% compared to 1994. Equity in earnings of $21.8 million for the MIBRAG mining and power generation project located in Germany increased $2.4 million due primarily to increased power and coal sales. Equity in earnings of the Gladstone Power Station located in Australia was $11.5 million, an improvement of $3.7 million, due to the inclusion of a full year's earnings in 1995 compared to only nine months in the prior year. Offsetting these increases was a decrease of $6.1 million to $2.0 million in equity in earnings from the San Joaquin Valley cogeneration facilities in 1995 because of the shutdown of the facilities at the end of February 1995 and the termination of the power purchase agreements with Pacific Gas and Electric (PG&E). NRG's investment in the Sunnyside waste coal facility acquired in late 1994 experienced initial operating problems, a six-week shutdown for major repairs and refurbishment, and a reduction in project revenues due to lower than anticipated avoided costs of the power purchaser, PacifiCorp, resulting in a loss of $2.7 million in 1995 equity in earnings. Finally, equity in earnings in 1995 reflects an investment write-down of $5.0 million related to the Scoria enhanced coal project, while equity in earnings in 1994 includes write-downs of $3.5 million related to Scoria and $1.5 million related to the proposed Louisiana Energy Services uranium enrichment facility.

Cost of operations of wholly-owned operations were $32.5 million, a decrease of $2.3 million or 6.7%, due primarily to lower resource recovery landfill charges and reduced district heating fuel costs.

General, administrative and development costs were $34.6 million in 1995, an increase of $14.7 million, or 73.3% compared to the prior year. Business development expenses made up approximately $8.8 million of this increase. The balance of the increase was attributable to establishing and maintaining NRG's foreign offices and domestic support functions. In 1995, NRG aggressively expanded staff and activity in seeking new projects. Project development activity was redirected and expanded in 1995 as NRG completed its initial investments in the MIBRAG, Gladstone and Schkopau projects in 1994. During 1994, some development costs were capitalized to these projects until financial close was achieved. Conversely, during 1995, NRG expensed the costs of pursuing a number of projects requiring the payment of significant upfront fees and expenses, including an investment opportunity that required expenditure of significant legal fees to submit a competing plan of reorganization in the O'Brien bankruptcy court proceeding. Most of these costs were expensed because the projects did not meet NRG's requirements for capitalization.

Other income (expense) in 1995 included a one-time pre-tax gain of $29.9 million related to the settlement and termination of the San Joaquin Valley power purchase agreements with PG&E. In 1994, NRG and its partner in the Michigan Cogeneration Partners Limited Partnership agreed to terminate a power sales contract with Consumers Power Company. The contract related to a 65 MW cogeneration facility being developed in Michigan. Due to the agreement to terminate the contract, NRG recorded a one-time pre-tax gain of $9.7 million in 1994.

Other income, net increased $3.5 million in 1995 due primarily to additional interest income from project notes receivable and short-term investments.

The provision for income taxes in 1995 represented an effective tax rate of 22.0%, compared to 7.7% in 1994. The increase in the effective tax rate was the result of a greater portion of NRG's income being derived from United States sources in 1995, primarily as a result of the $29.9 million pre-tax gain on the disposition of the San Joaquin power purchase agreements. Because of NRG's intent to reinvest earnings of foreign operations offshore, no provision was recorded for income taxes that would be due upon repatriation.

Liquidity and capital resources

Net cash flow from operating activities was $9.1 million in 1995. Principal components of cash flow from operating activities were net income of $31.2 million, depreciation and amortization of $8.3 million and changes in working capital items of $9.0 million. Non-cash adjustments that reduced cash flow from operating activities consisted primarily of $21.3 million of undistributed equity in operating earnings of unconsolidated affiliates and $14.4 million of undistributed equity in gain from the San Joaquin project termination settlement. Cash used by investing activities included $25.8 million in equity investments in projects, $35.4 million in loans to projects, and $11.0 million of capital expenditures related to wholly-owned operations. Cash flow from financing activities included a $55.0 million equity contribution from NSP.

Operating activities produced net cash flow of $12.4 million in 1994. Net income as adjusted for depreciation and amortization provided cash inflows. Adjustments that reduced cash flows consisted primarily of $18.5 million from undistributed equity in operating earnings of unconsolidated affiliates and $6.1 million of cash used by working capital components. Cash used by investing activities included $102.1 million in equity investments in new and existing projects and $4.4 million in project loans. NRG also provided $13.8 million of restricted cash deposits to collateralize foreign currency hedging activities and letters of credit issued in connection with competitive bids. Capital expenditures by wholly-owned operations used $5.8 million of cash. Cash flow from financing activities included a $103.9 million investment from NSP.

Historically, the projects in which NRG invests have been funded partially by debt at the project level and by equity cash infusions. Cash for equity investing has been provided by NSP equity contributions and, to a lesser extent, cash flow from internal operations. Project financing at the project level is substantially non-recourse to NRG and its other project subsidiaries. As of December 31, 1995, NRG's consolidated financial statements contained long-term debt (including current maturities) of $90.0 million. This included $79.3 million of non-recourse project-related debt for the acquisition of the Minneapolis Energy Center district heating and cooling facility, $8.9 million related to the acquisition of the Newport resource recovery facility, and $1.8 million related to the acquisition of NRG's 50% interest in the Sunnyside waste coal facility. Annual maturities of long-term debt range from $3.3 million to $4.0 million in the five-year period ending December 31, 2000.

NRG's long-range forecast projects capital expenditure and project investment requirements of $450 million to $500 million for the 1996-2000 time period. These requirements are expected to be met with the proceeds from issuances of debt, equity contributions from NSP and internal cash generation.

Dividends and management fees to NRG and its subsidiaries from partnerships in which NRG invests are subject to restrictions in some cases.

On January 31, 1996, NRG issued $125 million of 7.625% unsecured Senior Notes maturing in 2006 to support equity requirements for projects currently under way and in development. The Senior Notes were assigned ratings of Baa3 by Moody's Investors Service and BBB- by Standard & Poor's.

NRG is contractually committed to additional equity investments in the Schkopau German energy project. Such commitments are for approximately DM 33 million in 1996. The 1996 commitment would be approximately $23 million, based on exchange rates in effect at December 31, 1995. In addition, NRG is contractually committed to additional equity investments of $17 million in the Scudder Latin American Trust for Independent Power Energy Projects as of December 31, 1995.

NRG is in the final stages of purchasing a 42% interest in O'Brien Environmental Energy, Inc. from bankruptcy. See Note 13 of Notes to Consolidated Financial Statements for a further discussion of the O'Brien transaction and its possible liquidity requirements.

Impact of inflation, interest rates, exchange rates and energy prices

NRG attempts, whenever practicable, to hedge certain aspects of its project investments against the effects of inflation and fluctuations in interest rates and energy prices. To date, NRG has generally structured the energy payments in its power purchase agreements to adjust with the same price indices as contained in its contracts with the fuel suppliers for the corresponding projects. In some cases, a portion of revenues is associated with operation and maintenance and is indexed to adjust with inflation.

NRG enters into forward foreign currency exchange contracts with counterparties to hedge exposure to currency fluctuations and to protect the economic value in U.S. dollars of NRG's equity investments and retained earnings denominated in foreign currencies. See Note 12 of Notes to Consolidated Financial Statements for a further discussion of NRG's foreign currency hedging activities.

Report of Independent Accountants
NRG Energy, Inc. and Subsidiaries

To the Board of Directors
and Stockholder of NRG Energy, Inc.

In our opinion, the accompanying balance sheet and the related consolidated statements of income, of stockholder's equity, and of cash flows present fairly, in all material respects, the financial position of NRG Energy, Inc. (a wholly-owned subsidiary of Northern States Power Company) and its subsidiaries at December 31, 1995, and the results of their operations and their cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. The consolidated financial statements of the Company and its subsidiaries for the year ended December 31, 1994 were audited by other independent accountants whose report dated March 24, 1995 expressed an unqualified opinion on those statements.


/s/

Price Waterhouse LLP
Minneapolis, Minnesota
April 11, 1996



Consolidated Balance Sheets
NRG Energy, Inc. and Subsidiaries

Assets

                                                   December 31
(Thousands of Dollars)                         1995             1994

Current assets
  Cash and cash equivalents                  $7,039          $17,507
  Restricted cash                             9,773           13,817
  Accounts receivable-
   trade, less allowance
   for doubtful accounts
   of $103 and $185                          10,474           11,576
  Accounts receivable-
   affiliates                                 3,499              610
  Income taxes receivable                         -            2,442
  Current portion of notes
   receivable                                 8,058            3,115
  Inventory                                   1,811            1,704
  Prepayments and other
   current assets                             1,744            1,173
  Total current assets                       42,398           51,944

Property, plant and equipment, at original cost

  In service                               170, 253          163,438
  Under construction                          5,914            2,289

                                            176,167          165,727

  Less accumulated
   depreciation                             (64,248)         (58,093)

  Net property, plant
   and equipment                            111,919          107,634


Other assets

  Investments in projects                   221,129          164,863
  Capitalized project
   costs                                      4,185            3,030
  Notes receivable, less
   current portion                           32,389            3,687
  Intangible assets, net
   of accumulated
   amortization of $4,127
   and $2,549                                41,996           44,798
  Debt issuance costs,
   net of accumulated
   amortization of $189
   and $148                                     573              614
  Total other assets                        300,272          216,992

Total assets                               $454,589         $376,570


Liabilities and Stockholder's Equity

Current liabilities

  Current portion of
   long-term debt                            $3,762           $3,306
  Accounts payable-trade                      6,208            5,199
  Accounts payable-
   affiliates                                     -            3,037
  Accrued income taxes                        7,366                -
  Accrued property and
   sales taxes                                1,895            2,291
  Accrued salaries, benefits
   and related costs                          5,178            2,751
  Other current liabilities                   3,587           11,021

  Total current liabilities                  27,996           27,605

  Long-term debt, less
   current portion                           86,272           90,033
  Deferred revenues                           7,726            8,811
  Deferred income taxes                       9,166           11,519
  Deferred investment
   tax credits                                2,069            2,324
  Deferred compensation                       1,596            1,556

  Total liabilities                         134,825          141,848

Stockholder's equity

  Common stock; $1 par value;
   1,000 shares authorized;
   1,000 shares issued
    and outstanding                               1               1
   Additional paid-in
    capital                                 271,013         216,013
   Retained earnings                         46,323          15,122
   Currency translation
    adjustments                               2,427           3,586
   Total stockholder's
    equity                                  319,764         234,722

Total liabilities and
 stockholder's equity                      $454,589        $376,570

See notes to consolidated financial statements.


Consolidated Statements of Income
NRG Energy, Inc. and Subsidiaries

                                             Year Ended December 31
(Thousands of Dollars)                        1995             1994

Operating revenues
  Revenues of wholly-owned
   operations                              $64,180          $63,970
  Equity in operating
   earnings of unconsolidated
   affiliates                               23,639           27,155

  Total operating revenues                  87,819           91,125

Operating costs and expenses

  Cost of operations of
   wholly-owned operations                  32,535           34,861
  Depreciation and
   amortization                              8,283            8,675
  General, administrative
   and development                          34,647           19,993
  Total operating costs
   and expenses                             75,465           63,529

Operating income                            12,354           27,596

Other income (expense)

  Equity in gain on project
   termination settlements                  29,850            9,685
  Other income, net                          4,896            1,411
  Interest expense                          (7,089)          (6,682)

  Total other income
   (expense)                                27,657            4,414

Income before income
 taxes                                      40,011           32,010

Income taxes                                 8,810            2,472

Net income                                 $31,201          $29,538

See notes to consolidated financial statements.


Consolidated Statements of Cash Flows
NRG Energy, Inc. and Subsidiaries

                                             Year Ended December 31
(Thousands of Dollars)                        1995             1994

Cash flows from operating activities:

  Net income                               $31,201          $29,538
  Adjustments to reconcile net
   income to net cash provided
   (used) by operating activities:

   Undistributed equity in operating
    earnings of unconsolidated
    affiliates                             (21,315)         (18,511)
   Depreciation and amortization             8,283            8,675
   Deferred income taxes and
    investment tax credits                  (2,608)            (523)
   Cash provided (used) by changes
    in certain working capital
    items                                    8,993           (6,138)
   Cash used by changes in
    other assets and liabilities            (1,004)            (615)
   Undistributed equity in gain
    from project termination
    settlement                             (14,430)               -

Net cash provided by
 operating activities                        9,120           12,426

Cash flows from investing activities:

  Investments in projects                  (25,776)        (102,119)
  Loans to projects                        (35,411)          (4,415)
  Capital expenditures                     (11,036)          (5,750)
  (Increase) decrease in
   restricted cash                           4,044          (13,817)
  Other, net                                (3,104)           2,255

Net cash used by investing
 activities                                (71,283)        (123,846)

Cash Flows from Financing Activities:

  Capital contributions from
   parent                                   55,000          103,885
  Dividends and other
   distributions paid to parent                  -               (9)
  Proceeds from issuance of
   long-term debt                                -            2,375
  Principal payments on
   long-term debt                           (3,305)          (2,487)

Net cash provided by
 financing activities                       51,695          103,764

Net decrease in cash and
 cash equivalents                          (10,468)          (7,656)

Cash and cash equivalents
 at beginning of year                       17,507           25,163

Cash and cash equivalents
 at end of year                             $7,039          $17,507

Supplemental disclosures of cash flow information:

  Interest paid (net of amount
   capitalized)                             $6,536           $6,808
  Income taxes paid (benefits
   received), net                            1,447           (1,939)


See notes to consolidated financial statements.


Consolidated Statements of Stockholder's Equity
NRG Energy, Inc. and Subsidiaries

                                                                         Total
                               Additional     Retained     Currency      stock-
                      Common      paid-in     earnings  translation    holder's
                       stock      capital    (deficit)  adjustments      equity

(Thousands of Dollars)

Balances at December
 31, 1993                 $1     $112,128    $(14,407)           $-     $97,722

Net income                                     29,538                    29,538

Dividends and other
 distributions to
 parent                                            (9)                       (9)

Capital contributions
 from parent                      103,885                               103,885

Currency translation
 adjustments                                                  3,586       3,586

Balances at December
 31, 1994                  1      216,013      15,122         3,586     234,722

Net income                                     31,201                    31,201

Capital contributions
 from parent                       55,000                                55,000

Cumulative currency
 translation
 adjustments                                                 (1,159)     (1,159)

Balances at December
 31, 1995                 $1     $271,013     $46,323        $2,427    $319,764


See notes to consolidated financial statements.



Notes to Consolidated Financial Statements
NRG Energy, Inc. and Subsidiaries

Note 1 - Organization

NRG Energy, Inc. (the Company), a Delaware Corporation, was incorporated on May 29, 1992, as a wholly-owned subsidiary of Northern States Power Company (NSP). Beginning in 1989, the Company was doing business through its predecessor companies, NRG Energy, Inc. and NRG Group, Inc., Minnesota corporations which were merged into the Company subsequent to its incorporation. The Company and its subsidiaries and affiliates develop, build, acquire, own and operate nonregulated energy-related businesses.

Note 2 - Summary of significant accounting policies

Principles of consolidation and basis of presentation

The consolidated financial statements include the accounts of the Company and its subsidiaries (referred to collectively herein as NRG). All significant intercompany transactions and balances have been eliminated in consolidation. As discussed in
Note 5, NRG has investments in partnerships, joint ventures and projects for which the equity method of accounting is applied. Earnings from equity in international investments are recorded net of foreign income taxes.

Cash equivalents

Cash equivalents include highly liquid investments (primarily commercial paper) with a remaining maturity of three months or less at the time of purchase.

Restricted cash

Restricted cash consists primarily of cash collateral required in connection with foreign currency hedging activities (see Note
12) and cash collateral for letters of credit issued in relation to project development activities.

Inventory

Inventory is valued at the lower of average cost or market and consists principally of spare parts and raw materials used to generate steam.

Property, plant and equipment

Property, plant and equipment are capitalized at original cost. Significant additions or improvements extending asset lives are capitalized, while repairs and maintenance are charged to expense as incurred. Depreciation is computed using the straight-line method over the following estimated useful lives:

  Facilities and improvements             20-45 years
  Machinery and equipment                  7-30 years
  Office furnishings and equipment          3-5 years

Capitalized interest

Interest incurred on funds borrowed to finance projects expected to require more than three months to complete is capitalized. Capitalization of interest is discontinued when the project is completed and considered operational. Capitalized interest is amortized using the straight line method over the useful life of the related project. Capitalized interest was $253,000 and $45,000 in 1995 and 1994, respectively.

Development costs and capitalized project costs

These costs include professional services, dedicated employee salaries, permits, and other costs which are incurred incidental to a particular project. Such costs are expensed as incurred until a sales agreement or letter of intent is signed, after which time they are capitalized. When project operations begin, previously capitalized project costs are reclassified to investments in projects and amortized on a straight-line basis over the lesser of the life of the project's related assets or revenue contract period.

Debt issuance costs

Costs to issue long-term debt have been capitalized and are being amortized over the terms of the related debt.

Intangibles

Intangibles consist principally of service agreements and the excess of the cost of investment in subsidiaries over the underlying fair value of the net assets acquired and are being amortized using the straight-line method over 30 years. Intangibles also include patents which are being amortized using the straight-line method over 17 years. The Company periodically evaluates the recovery of goodwill and other intangibles based on an analysis of estimated undiscounted future cash flows.

Income taxes

The Company is included in the consolidated tax returns of NSP. NRG calculates its income tax provision on a separate return basis under a tax sharing agreement with NSP as discussed in
Note 9. Current federal and state income taxes are payable to or receivable from NSP. NRG records income taxes using the liability method. Income taxes are deferred on all temporary differences between pretax financial and taxable income and between the book and tax bases of assets and liabilities. Deferred taxes are recorded using the tax rates scheduled by law to be in effect when the temporary differences reverse. Investment tax credits are deferred and amortized over the estimated lives of the related property. NRG's policy for income taxes related to international operations is discussed in Note 9.

Revenue recognition

Under fixed-price contracts, revenues are recognized as deliveries of products or services are made. Revenues and related costs under cost reimbursable contract provisions are recorded as costs are incurred. Anticipated future losses on contracts are charged against income when identified.

Deferred revenues relate to a 1988 legal settlement with a major thermal customer. Settlement proceeds were deferred when received and are reflected in operating income on a straight-line basis over the life of the related steam contract which expires in 2001.

Foreign currency translation

The local currencies are generally the functional currency of NRG's foreign operations. Foreign currency denominated assets and liabilities are translated at end-of-period rates of exchange. The resulting currency translation adjustments are accumulated and reported as a separate component of stockholder's equity. Income, expense, and cash flows are translated at weighted-average rates of exchange for the period.

Exchange gains and losses that result from foreign currency transactions (e.g., converting cash distributions made in one currency to another currency) are included in the results of operations as a component of equity in earnings of unconsolidated affiliates. Through December 31, 1995, NRG has not experienced any material translation gains or losses from foreign currency transactions that have occurred since the respective foreign investment dates.

Derivative financial instruments

NRG's policy is to hedge foreign currency denominated investments as they are made to preserve their U.S. dollar value, where appropriate hedging vehicles are available. NRG has entered into currency hedging transactions through the use of forward foreign currency exchange agreements. Gains and losses on these agreements offset the effect of foreign currency exchange rate fluctuations on the valuation of the investments underlying the hedges. Hedging gains and losses, net of income tax effects, are reported with other currency translation adjustments as a separate component of stockholder's equity. The Company is not hedging currency translation adjustments related to future operating results. NRG does not speculate in foreign currencies. None of these derivative financial instruments are reflected in NRG's balance sheet.

Use of estimates

In recording transactions and balances resulting from business operations, NRG uses estimates based on the best information available. Estimates are used for such items as plant depreciable lives, tax provisions, uncollectible accounts and actuarially determined benefit costs. As better information becomes available (or actual amounts are determinable), the recorded estimates are revised. Consequently, operating results can be affected by revisions to prior accounting estimates.

Reclassifications

Certain reclassifications have been made to the 1994 financial statements to conform to the 1995 presentation. These reclassifications had no effect on net income or stockholder's equity as previously reported.

Note 3 - Business acquisitions

Through its subsidiaries, NRG purchased equity interests during 1994 in three significant international projects, two in Germany and one in Australia. One of the investments is a 33% interest in Mitteldeutsche Braunkohlengesellschaft mbh (MIBRAG), a German corporation. MIBRAG was formed by the German government to operate mines, electric power plants and other energy-related facilities. The other German investment is a 50% interest in Saale Energie GmbH (Saale), also a German corporation. Saale owns a 400-megawatt share of a 900-megawatt power plant currently under construction near Schkopau, Germany. The Australian investment is a 37.5% interest (held by NRG subsidiaries Sunshine State Power BV and Sunshine State Power (No. 2) BV) in a joint venture that acquired a 1,680 megawatt coal-fired power plant in Gladstone, Queensland, Australia, which is operated by an NRG subsidiary. The total acquisition investments in these three projects through December 31, 1995, including capitalized development costs, was approximately $103 million. Earnings from equity interests in these NRG international projects acquired in 1994 contributed $32.3 and $25.6 million to NRG's 1995 and 1994 earnings, respectively.

Note 4 - Property, plant and equipment

The major classes of property, plant and equipment at December
31 were as follows:

(Thousands of dollars)                              1995            1994

Facilities and equipment,
 including construction work
 in progress of $5,914
 and $2,289                                     $163,099        $153,221
Land and improvements                             10,397          10,397
Office furnishings and
 equipment                                         2,671           2,109
Total property, plant
 and equipment                                   176,167         165,727
Accumulated depreciation                         (64,248)        (58,093)
Net property, plant and
 equipment                                      $111,919        $107,634


Note 5 - Investments accounted for by the equity method

NRG has investments in various international and domestic energy projects. The equity method of accounting is applied to such investments in affiliates, which include joint ventures and partnerships, because the ownership structure prevents NRG from exercising a controlling influence over operating and financial policies of the projects. Under this method, equity in pretax income or losses of domestic partnerships and in the net income or losses of international projects is reflected as equity in earnings of unconsolidated affiliates.

A summary of NRG's significant equity-method investments which were in operation at December 31, 1995 is as follows:

                        Geographic          Economic              Purchased
                              area          interest              or placed
                                                                 in service
Name

Various Independent         U.S.A.           45%-50%              July 1991
 Power Production                                                 Dec. 1994
 Facilities

Rosebud Syncoal             U.S.A.               50%              Aug. 1993
 Partnership

MIBRAG Mining               Europe             33.3%              Jan. 1994
 and Power
 Generation

Gladstone Power          Australia             37.5%             March 1994
 Station

Schkopau Power              Europe             20.6%                  Under
 Station                                                       Construction

Scudder Latin                Latin               25%              June 1993
 American Trust            America
 for Independent
 Power Energy Projects


Summarized financial information for investments in unconsolidated affiliates accounted for under the equity method as of and for the year ended December 31, is as follows:

(Thousands of dollars)                      1995                  1994

Operating revenues                      $776,612              $731,308
Costs and expenses                       615,696               604,428
  Net income                            $160,916              $126,880
Current assets                          $757,124              $452,651
Noncurrent assets                      2,557,992             1,787,089
  Total assets                        $3,315,116            $2,239,740
Current liabilities                     $290,805              $159,840
Noncurrent liabilities                 2,236,919             1,757,057
Equity                                   787,392               322,843
  Total liabilities
   and equity                         $3,315,116            $2,239,740

NRG's share of equity                   $221,129              $164,863
NRG's share of income                     23,639                27,155

In June 1995, after receiving final regulatory approvals, a power sales contract between a California energy project, in which NRG is a 45% investor, and an unaffiliated utility company was terminated. A pretax gain of $29.9 million was recognized by NRG for its share of the termination settlement. In 1994, a Michigan cogeneration project, in which NRG was a 50% investor, received payment from an unaffiliated utility company as compensation for the termination of an energy purchase agreement. A pretax gain of $9.7 million was recognized by NRG for its share of the contract termination settlement, net of project investment costs.

The Company recorded pretax charges of $5.0 million in 1995 and $5.0 million in 1994 to write down the carrying value of certain energy projects. The charges were determined based on estimated discounted future cash flows, and are recorded in equity in earnings of unconsolidated affiliates.

Note 6 - Related party transactions

Operating agreements

NRG has two agreements with NSP for the purchase of thermal energy. Under the terms of the agreements, NSP charges NRG for certain incremental costs (fuel, labor, plant maintenance, and auxiliary power) incurred by NSP to produce the thermal energy. NRG paid NSP $3.7 million in 1995 and $6.6 million in 1994 under these agreements.

NRG has a renewable 10-year agreement with NSP, expiring on December 31, 2001, whereby NSP agrees to purchase refuse-derived fuel for use in certain of its boilers and NRG agrees to pay NSP a burn incentive. NRG has an agreement expiring in 2006 to sell wood by-product obtained from a thermal customer to NSP for use as fuel. Under these agreements, NRG received $1.9 million and $1.7 million from NSP, and paid $2.3 million and $2.2 million to NSP in 1995 and 1994, respectively.

Administrative services and other costs

NRG and NSP have entered into an agreement to provide for the reimbursement of actual administrative services provided to each other, an allocation of NSP administrative costs and a working capital fee. Service provided by NSP to NRG are principally cash management, legal, accounting, employee relations and engineering. In addition, NRG employees participate in certain employee benefit plans of NSP as discussed in Note 10. During 1995 and 1994, NRG paid NSP $6.8 million and $6.2 million, respectively, as reimbursement under this agreement.

Note 7 - Notes receivable

Notes receivable consist primarily of fixed and variable rate notes secured by equity interests in partnerships and joint ventures. The weighted average interest rate on the notes was 7.8% at December 31, 1995 and 11.2% at December 31, 1994.

Note 8 - Long-term debt

Long-term debt consists of the following at December 31:

(Thousands of dollars)                           1995               1994

NRG Energy Center, Inc.
 Senior Secured Notes
 Series due June 15,
 2013, 7.31%                                  $79,326            $81,498

Note payable to NSP,
 due December 1,
 1995-2006 5.40%-6.75%                          8,958              9,466

NRG Sunnyside, Inc.
 note payable, due
 December 31, 1997
 10.00%                                         1,750              2,375
                                               90,034             93,339

Less current maturities                        (3,762)            (3,306)

Total                                         $86,272            $90,033

The NRG Energy Center, Inc. notes are secured principally by long-term assets of the Minneapolis Energy Center (MEC). In accordance with the terms of the note agreements, MEC is required to maintain compliance with certain financial covenants primarily related to incurring debt, disposing of MEC assets, and affiliate transactions. MEC was in compliance with these covenants at December 31, 1995.

The note payable to NSP relates to long-term debt assumed by the Company in connection with the transfer of ownership of an RDF processing plant by NSP to the Company in 1993.

The NRG Sunnyside, Inc. note payable was issued in connection with the purchase of an equity interest in a waste-coal project in 1994.

Annual maturities of long-term debt for the years ending after December 31, 1995 are as follows:

(Thousands of dollars)
1996                                      $3,762
1997                                       3,979
1998                                       3,335
1999                                       3,581
2000                                       3,841
Thereafter                                71,536
Total                                    $90,034

The Company has revolving-credit agreements which allow for borrowings which may not exceed $6.0 million. At December 31, 1995 and 1994, there were no borrowings under the credit agreements.

Note 9 - Income taxes

NRG and its parent, NSP, have entered into a federal and state income tax sharing agreement relative to the filing of consolidated federal and state income tax returns. The agreement provides, among other things, that (1) if NRG, along with its subsidiaries, is in a taxable income position, NRG will be currently charged with an amount equivalent to its federal and state income tax computed as if the group had actually filed separate federal and state returns, and (2) if NRG, along with its subsidiaries, is in a tax loss position, NRG will be currently reimbursed to the extent its combined losses are utilized in a consolidated return, and (3) if NRG, along with its subsidiaries, generates tax credits, NRG will be currently reimbursed to the extent its tax credits are utilized in a consolidated return.

The provision for income taxes consists of the following:

(Thousands of dollars)                   1995            1994

Current
  Federal                              $9,965          $1,694
  State                                 3,268             737
  Foreign                                 233             219
                                       13,466           2,650

Deferred
  Federal                              (1,592)          1,280
  State                                (1,012)            369
                                       (2,604)          1,649

Tax credits recognized                 (2,052)         (1,827)

Total income tax expense               $8,810          $2,472

The components of the net deferred income tax liability at December 31 were:

(Thousands of dollars)                   1995            1994

Deferred tax liabilities
  Differences between book
   and tax bases of property          $16,364         $13,269
  Investments in projects               1,226           6,168
  Goodwill                                444             256
  Other                                   112             930
  Total deferred tax liabilities       18,146          20,623

Deferred tax assets
  Deferred revenue                      3,099           3,645
  Development costs                         -           2,047
  Deferred investment tax credits         856             978
  Deferred compensation, accrued
   vacation and other reserves          1,412             992
  Steam capacity rights                 1,109           1,175
  Other                                 2,504             267
  Total deferred tax assets             8,980           9,104
  Net deferred tax liability           $9,166         $11,519

Actual income tax expense recorded differs from the statutory federal income tax rate of 35% due to state income taxes, varying tax treatment of foreign income and expenses and tax credits recognized.

Income before income taxes includes net foreign equity income of $32.3 million and $25.6 million in 1995 and 1994, respectively.

NRG's management intends to reinvest the earnings of foreign operations indefinitely. Accordingly, U.S. income taxes and foreign withholding taxes have not been provided on the earnings of foreign subsidiary companies. The cumulative amount of undistributed earnings of foreign subsidiaries upon which no U.S. income taxes or foreign withholding taxes have been provided is approximately $57.9 million at December 31, 1995. The additional U.S. income tax and foreign withholding tax on the unremitted foreign earnings, if repatriated, would be offset in whole or in part by foreign tax credits. Thus, it is impracticable to estimate the amount of tax that might be payable.

Note 10 - Benefit plans and other postretirement benefits

Pension benefits

NRG participates in NSP's noncontributory, defined benefit pension plan that covers substantially all employees. Benefits are based on a combination of years of service, the employee's highest average pay for 48 consecutive months, and Social Security benefits. Net annual periodic pension cost includes the following components:

(Thousands of dollars)                      1995                 1994

Service cost-benefits
 earned during the period                   $688                 $654
Interest cost on projected
 benefit obligation                          525                  354
Actual return on assets                   (1,542)                 (58)
Net amortization and deferral              1,147                 (262)
  Net periodic pension cost                 $818                 $688

NRG's funding policy is to contribute to NSP the full actuarial pension cost accrued, less future tax benefits to be realized from such costs. Plan assets consist principally of common stock of public companies, corporate bonds and U.S. government securities. The funded status of the pension plan in which NRG employees participate is as follows at December 31:

                                                   NSP Plan-1995
(Thousands of dollars)                          Total      NRG Portion

Actuarial present value
 of benefit obligation
  Vested                                     $686,403           $3,050
  Nonvested                                   155,177            1,520
  Accumulated benefit
   obligation                                $841,580           $4,570

Projected benefit obligation               $1,039,981           $8,828
Plan assets at fair value                   1,456,530            6,657
Plan assets (in excess of)
 less than projected benefit
 obligation                                  (416,549)           2,171
Unrecognized prior service cost               (20,805)             (91)
Unrecognized net actuarial
 gain (loss)                                  452,699           (1,388)
Unrecognized net transitional
 asset                                            615                -
   Net pension liability
    recorded                                  $15,960             $692

                                                   NSP Plan-1994
(Thousands of dollars)                          Total      NRG Portion

Actuarial present value of
 benefit obligation
   Vested                                    $571,254             $563
   Nonvested                                  120,420            1,016
   Accumulated benefit
    obligation                               $691,674           $1,579

Projected benefit obligation                 $836,957           $4,228
Plan assets at fair value                   1,165,584            5,170
Plan assets in excess of
 projected benefit obligation                (328,627)            (942)
Unrecognized prior service cost               (21,538)             (96)
Unrecognized net actuarial gain               370,289            1,038
Unrecognized net transitional
 asset                                            691                -
   Net pension liability
    recorded                                  $20,815               $-

The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7% in 1995 and 8% in 1994. The rate of increase in future compensation levels used in determining the actuarial present value of the projected obligation was 5% in 1995 and 1994. The assumed long-term rate of return on assets used for cost determinations was 8% for 1995 and 1994. Changes in actuarial assumptions decreased 1995 pension costs by $395,000 and are expected to increase 1996 costs by $291,000.

Postretirement health care

NRG participates in NSP's contributory health and welfare benefit plan that provides health care and death benefits to substantially all employees after their retirement. The plan is intended to provide for sharing of costs of retiree health care between NRG and retirees. For employees retiring after January 1, 1994, a six-year cost-sharing strategy was implemented with retirees paying 15% of the total cost of health care in 1994, increasing to a total of 40% in 1999.

Postretirement health care benefits for NRG are determined and recorded under the provisions of SFAS No. 106, -Employers' Accounting for Postretirement Benefits Other Than Pensions.' SFAS No. 106 requires the actuarially determined obligation for postretirement health care and death benefits to be fully accrued by the date employees attain full eligibility for such benefits, which is generally when they reach retirement age. In conjunction with the adoption of SFAS No. 106 in 1993, NRG elected to amortize on a straight-line basis over 20 years the unrecognized accumulated postretirement benefit obligation
(APBO) of $1.4 million for current and future retirees. Plan assets as of December 31, 1995 consisted of investments in equity mutual funds and cash equivalents. NRG's funding policy is to contribute to NSP benefits actually paid under the plan.

The following table sets forth the funded status of the health care plan in which NRG employees participate at December 31:

                                                    NSP Plan-1995
(Thousands of dollars)                         Total       NRG Portion

APBO
  Retirees                                  $145,800               $67
  Fully eligible plan
   participants                               24,400               518
  Other active plan
   participants                              116,800             2,239
  Total APBO                                 287,000             2,824
Plan assets at fair value                     11,600                 -
APBO in excess of plan assets                275,400             2,824
Unrecognized net actuarial loss              (40,400)             (510)
Unrecognized net transition
 obligation                                 (183,200)           (1,203)
  Net benefit obligation
   recorded                                  $51,800            $1,111

                                                    NSP Plan-1994
(Thousands of dollars)                         Total       NRG Portion

APBO
  Retirees                                  $132,200               $34
  Fully eligible plan
   participants                               21,500               359
  Other active plan
   participants                               79,400             1,319
  Total APBO                                 233,100             1,712
Plan assets at fair value                      8,000                 -
APBO in excess of plan assets                225,100             1,712
Unrecognized net actuarial gain                2,300               265
Unrecognized net transition
 obligation                                 (194,000)           (1,273)
  Net benefit obligation
   recorded                                  $33,400              $704

The assumed health care cost trend rates used in measuring the APBO at December 31, 1995 and 1994, respectively, were 10.4% and 11.0% for those under age 65, and 7.3% and 7.5% for those over age 65. The assumed cost trends are expected to decrease each year until they reach 5.5% for both age groups in the year 2004, after which they are assumed to remain constant. A one percent increase in the assumed health care cost trend rate for each year would increase the APBO by approximately 15% as of December 31, 1995. Service and interest cost components of the net periodic postretirement cost would increase by approximately 17% with a similar one percent increase in the assumed health care cost trend rate. The assumed discount rate used in determining the APBO was 7% for December 31, 1995 and 8% for December 31, 1994, compounded annually. The assumed long-term rate of return on assets used for cost determinations under SFAS No. 106 was 8% for 1995 and 1994. Changes in actuarial assumptions had an immaterial impact on 1995 costs and are not expected to materially impact 1996 costs.

The net annual periodic postretirement benefit cost recorded for 1995 and 1994 consists of the following components:

(Thousands of dollars)                          1995            1994

Service cost-benefits
 earned during the year                         $171            $140
Interest cost on APBO                            171             126
Amortization of transition
 obligation                                       70              70
  Net periodic postretirement
    health care cost                            $412            $336

Note 11 - Sales to significant customers

NRG and the Ramsey/Washington Resource Recovery Project have a service agreement for waste disposal which expires in 2006.

Approximately 23.1% in 1995 and 24.9% in 1994 of the Company's operating revenues were recognized under this contract. In addition, sales to one thermal customer amounted to 10.9% of operating revenues in 1995 and 11.7% of operating revenues in 1994.

Note 12 - Financial instruments

The estimated December 31 fair values of NRG's recorded financial instruments are as follows:

                              1995                 1994
(Thousands              Carrying    Fair     Carrying     Fair
of dollars)               Amount   Value       Amount    Value

Cash and cash
 equivalents              $7,039  $7,039      $17,507  $17,507

Restricted cash            9,773   9,773       13,817   13,817

Notes receivable,
 including current
 portion                  40,447  40,447        6,802    6,802

Long-term debt,
 including current
 portion                  90,034  91,682       93,339   82,694

For cash, cash equivalents and restricted cash, the carrying amount approximates fair value because of the short-term maturity of those instruments. The fair value of notes receivable is based on expected future cash flows discounted at market interest rates. The fair value of long-term debt is estimated based on the quoted market prices for the same or similar issues.

NRG has entered into six forward foreign currency exchange contracts with counterparties to hedge exposure to currency fluctuations to the extent permissible by hedge accounting requirements. Pursuant to these contracts, transactions have been executed that are designed to protect the economic value in U.S. dollars of NRG's equity investments and retained earnings, denominated in Australian dollars and German deutsche marks
(DM). NRG's forward foreign currency exchange contracts, in the notional amount of $119 million, hedge approximately $123 million of foreign currency denominated assets, and in the notional amount of $47 million, hedge approximately $64 million of foreign currency denominated retained earnings at December 31, 1995. Because the effects of both currency translation adjustments to foreign investments and currency hedge instrument gains and losses are recorded on a net basis in stockholder's equity (not earnings), the impact of significant changes in currency exchange rates on these items would have an immaterial effect on NRG's financial condition and results of operations. The contracts required cash collateral balances of $5.9 million at December 31, 1995, which are reflected as restricted cash on NRG's balance sheet. The contracts terminate in 1998 through 2005 and require foreign currency interest payments by either party during each year of the contract. If the contracts had been terminated at December 31, 1995, $5.2 million would have been payable by NRG for currency exchange rate changes to date. Management believes NRG's exposure to credit risk due to non-performance by the counterparties to its forward exchange contracts is not significant, based on the investment grade rating of the counterparties.

Note 13 - Commitments and contingencies

Operating lease commitments

The Company leases certain of its facilities and equipment under operating leases, some of which include escalation clauses, expiring on various dates through 2010. Rental expense under these operating leases was $796,000 in 1995 and $784,000 in 1994. Future minimum lease commitments under these leases for the years ending after December 31, 1995 are as follows:

(Thousands of dollars)
1996                                      $470
1997                                       239
1998                                        69
1999                                        63
2000                                        63
Thereafter                                 577
      Total                             $1,481

Capital commitments

NRG is contractually committed to additional equity investments in an existing German energy project. Such commitments are for approximately DM 33 million in 1996. The 1996 commitment would be approximately $23 million, based on exchange rates in effect at December 31, 1995. In addition, NRG is contractually committed to additional equity investments of $17 million in the Scudder Latin American Trust for Independent Power Energy Projects as of December 31, 1995.

NRG is in the final stages of purchasing a 42% interest in O'Brien Environmental Energy, Inc. (O'Brien) from bankruptcy. In connection with its bid for O'Brien, on January 3, 1996, NRG obtained a $100 million letter of credit from a bank, which is secured by a pledge of various NRG assets. NRG delivered a letter of credit to O'Brien on January 18, 1996, to secure its obligations to complete its proposed investment in O'Brien. In January 1996, the United States Bankruptcy Court for the District of New Jersey confirmed the Chapter 11 Plan of Reorganization for O'Brien proposed by NRG and other interested parties.

O'Brien has interests in eight domestic operating power generation facilities with aggregate capacity of approximately 230 megawatts, and in one 150-megawatt facility in the contract stage of development. As a result of the purchase, approximately $107 million would be made available to O'Brien's creditors by NRG. At least $81 million of the total made available to the creditors would be provided by NRG as follows: (i) a $28 million equity investment by NRG for its 42% interest in O'Brien; (ii) a $7.5 million investment by NRG for all of O'Brien's interest in certain biogas projects; and (iii) a $45 million unsecured loan from NRG to O'Brien. NRG currently is negotiating with an unaffiliated lender to refinance O'Brien's Newark Boxboard project in the amount of $56 million, of which approximately $26 million would be applied for distribution to O'Brien's creditors in reduction of NRG's approximately $107 million obligation. If this financing is not obtained concurrently with the closing of the O'Brien transaction, NRG would be obligated to make a $26 million loan to O'Brien after its reorganization.

Note 14 - Subsequent event

In January 1996, NRG issued $125 million of 7.625% unsecured senior notes maturing in 2006 to support equity requirements for projects currently under way and in development.